CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$100,000,000	$11,460

PROSPECTUS Dated December 1, 2011	Pricing Supplement Number: 5481 Filed Pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT Dated December 1, 2011	Dated July 23, 2012 Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate-Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	July 23, 2012

Settlement Date (Original Issue Date):	July 31, 2012

Maturity Date:	August 1, 2017

Principal Amount:	US$100,000,000

Price to Public (Issue Price):	100.00%

Underwriters Commission:	1.00%

All-in Price:	99.00%

Net Proceeds to Issuer:	US$99,000,000

Fixed Rate Provisions
Fixed Rate Period:	From and including July 31, 2012 to but excluding August 1, 2014

Re-Offer Yield:	1.375%
Fixed Interest Rate:	1.375%
Fixed Rate Interest Payment Dates:	November 1, 2012, February 1, 2013, May 1, 2013, August 1, 2013, November 1, 2013, February 1, 2014, May 1, 2014 and August 1, 2014
Day Count Convention:	30/360, Modified Following, Unadjusted

Filed Pursuant to Rule 424 (b) (2)
Dated July 23, 2012
Registration Statement No. 333-178262

Floating Rate Provisions
Floating Rate Period:	From and including August 1, 2014 to but excluding the Maturity Date
Interest Rate Basis (Benchmark):	LIBOR, as determined by reference to Reuters
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 1.00%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Floating Rate Interest Payment Dates:	Quarterly on each February 1, May 1, August 1 and November 1, beginning November 1, 2014 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to August 1, 2014
Minimum Interest Rate:	1.375% per annum
Interest Reset Periods and Dates:	Quarterly on each scheduled Floating Rate Interest Payment Date, beginning August 1, 2014
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date at the start of such Interest Payment Period
Day Count Convention:	30/360, Modified Following, Unadjusted
Business Day Convention:	New York
Method of Settlement:	Depository Trust Company
Trustee:	The Bank of New York Mellon
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	Not Applicable
Call Notice Period:	Not Applicable

Filed Pursuant to Rule 424(b)(2)
Dated July 23, 2012
Registration Statement No. 333-178262

Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
CUSIP:	36962G6B5
ISIN:	US36962G6B57

Additional Terms:

Interest

Interest on the Notes for the period from and including July 31, 2012 to but excluding August 1, 2014 (the “Fixed Rate Period”) will be payable quarterly in U.S. Dollars on November 1, 2012, February 1, 2013, May 1, 2013, August 1, 2013, November 1, 2013, February 1, 2014, May 1, 2014 and August 1, 2014 (the “Fixed Rate Interest Payment Dates”); provided that, if any such day falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will not continue to accrue, except that if such following Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. During the Fixed Rate Period, the interest on the Notes will be equal to 1.375% per annum. During the Fixed Rate Period, interest will be computed and paid on a 30/360 basis (based upon the number of days elapsed in each month in a 360-day year of twelve 30-day months).

Interest on the Notes for the period from and including August 1, 2014 to but excluding the Maturity Date (the “Floating Rate Period”) will be payable in U.S. Dollars quarterly, in arrears, on each February 1, May 1, August 1 and November 1, beginning November 1, 2014 (each a “Floating Rate Interest Payment Date”); provided that, if any such day falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will not continue to accrue, except that if such following Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of three month USD LIBOR plus 1.00%; provided that such interest rate shall at all times equal or exceed 1.375% per annum (the “Minimum Interest Rate”). During the Floating Rate Period, the interest rate will be reset quarterly on each scheduled Floating Rate Interest Payment Date (the “Interest Reset Date”), and will be determined quarterly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on a 30/360 basis (based upon the number of days elapsed in each month in a 360-day year of twelve 30-day months).

Plan of Distribution:

The Notes are being purchased by Morgan Stanley & Co. LLC (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 1.00% of the principal amount of the Notes.

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Dated July 23, 2012
Registration Statement No. 333-178262

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.